Exhibit 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS

Diluted Earnings Per Share of 17 Cents in Fourth Quarter; 87 Cents for 2006 Year

Brooklyn, NY - January 26, 2007 - Dime Community Bancshares, Inc. (NASDAQ: DCOM), (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $6.0 million, or 17 cents per diluted share, for the quarter ended December 31, 2006, compared to $9.0 million, or 25 cents per diluted share, for the quarter ended December 31, 2005 and $7.2 million, or 20 cents per diluted share for the quarter ended September 30, 2006. Absent both a non-recurring income item in the September quarter and the impact of gains on the sale of assets, net income was relatively flat on a sequential basis, at $6.0 million, or 17 cents per diluted share, during the quarter ended December 31, 2006.

For the year ended December 31, 2006, net income was $30.6 million, or $0.87 per diluted share, compared to $36.2 million, or $1.02 per diluted share, for the year ended December 31, 2005. Absent non-recurring items, earnings were $29.1 million, or $0.83 per diluted share, for the year ended December 31, 2006, compared to $39.2 million, or $1.10 per diluted share, for the year ended December 31, 2005.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, “Despite an extremely challenging operating environment, we once again posted a profitable year, maintained our cash dividend level and preserved the quality of our balance sheet.”

Mr. Palagiano continued, “As we look toward 2007, we anticipate that competition for both loans and deposits will remain strong, however, it appears that the run-up in short-term interest rates is behind us, which gives us reason to be optimistic about the resumption of quarterly earnings growth beginning in the second half of the year.”

Fiscal Year Highlights

▪	Total assets increased by $47.2 million, or 1.5%.

▪	Total deposits increased by $93.8 million, or 4.9%.

▪	Net interest margin declined 36 basis points.

▪	Real estate loan originations totaled $563.2 million, with an average interest rate of 6.43%.

▪	The real estate loan portfolio grew 3.5%, within which the commercial real estate segment of total real estate loans grew by 16%.

▪	Loans sold in the secondary market totaled $145.4 million, with a weighted average term to the earlier of maturity or next repricing of 12.1 years.

▪	The Bank's credit profile remained outstanding, with non-performing loans approximating 0.13% of total loans.

▪	The Company repurchased 777,539 shares into treasury during the year.

▪	Tangible equity grew slightly to $241.8 million, while the tangible equity ratio declined slightly to 7.74% at year-end.

Moving to the fourth quarter, the net interest margin declined 19 basis points sequentially mainly due to the increase in deposit costs. Previously, the Company stated its intention to increase the deposit base as a prelude to growth in 2007. The fourth quarter annualized deposit growth rate was 16%. New promotional deposits carry a higher rate for a period of 3 to 6 months. As of December 31, 2006, most of the deposit base is competitively priced.

Fourth Quarter 2006 Highlights

▪	Real estate loan originations were $123.8 million at an average rate of 6.50%, compared to $174.5 million at an average interest rate of 6.58% during the third quarter of 2006.

▪	Loans in the pipeline approximated $68.9 million at quarter-end, including commitments for sale to Fannie Mae of $12.2 million.

▪
The annualized loan amortization rate fell to 9% compared to 15% during the previous quarter. Prepayment fee income was $561,000, compared to $1.3 million in the September 2006 quarter and $786,000 in the December 2005 quarter.

▪	Deposits increased by 16% annualized, and linked quarter average cost of deposits rose from 3.10% to 3.35% during the quarter.

▪	Net interest margin was 2.34%, 19 basis points lower sequentially.

▪	The Company repurchased 209,332 shares of its common stock. The consolidated tangible equity ratio fell to 7.74% at December 31, 2006 from 7.88% at September 30, 2006.

▪	Quarterly non-interest expense remained relatively constant year-over-year, and declined by 2% from the September 2006 quarter.

FINANCIAL RESULTS

For the quarter ended December 31, 2006, the Company’s pre-tax income, excluding gains and losses on the sale of assets, was $9.4 million, compared to $13.7 million in the same quarter of the previous year. The $4.3 million decrease was due to a decline of $4.4 million in net interest income.

Average earning assets declined by $18.9 million from the December 2005 quarter to the December 2006 quarter. The net interest margin contracted 57 basis points, from 2.91% during the December 2005 quarter to 2.34% during the December 2006 quarter.

Pre-tax income, excluding gains and losses on the sale of assets, decreased from $10.4 million during the September 2006 quarter to $9.4 million during the December 2006 quarter, primarily due to a decline in net interest income of $1.2 million. Of this $1.2 million decline, $764,000 resulted from a reduction in interest expense due to a borrowing restructuring that occurred during the September quarter. The net interest margin decreased 19 basis points, from 2.53% during the September 2006 quarter to 2.34% in the December 2006 quarter.

The remaining decline in net interest income from the September 2006 quarter to the December 2006 quarter resulted from a reduction in prepayment fee income. Prepayment fee income was $561,000 in the quarter ended December 31, 2006, compared to $1.3 million in the quarter ended September 30, 2006 and $786,000 in the quarter ended December 31, 2005. The loan repayment speed declined to 9% in the December 2006 quarter, compared to 15% in the previous quarter. During the year ended December 31, 2006, annualized loan repayment speed approximated 12%, compared with speeds of 14% and 24% during the years ended December 31, 2005 and 2004, respectively.

Excluding prepayment fee income from the calculation of net interest margin, the margin deteriorated on a linked quarter basis from 2.36% to 2.25% due to an increase of 25 basis points in the average cost of deposits that resulted from increases in short-term interest rates during 2006.

The yield on interest earning assets decreased 1 basis point on a linked quarter basis, due solely to the decline in prepayment fee income. Excluding the effect of prepayment fee income, the yield on interest earning assets would have increased 9 basis points on a linked quarter basis, reflecting an increase in yield on the Company's real estate loans (excluding prepayment fee income), which resulted from interest rate increases during 2005 and 2006, fourth quarter returns on various equity investments, and the movement of a greater percentage of total interest earning assets from securities into real estate loans, a higher yielding asset category. The average yield on real estate loans, excluding the effects of prepayment fee income, was 5.72% during the quarter ended December 31, 2006 and 5.70% during the quarter ended September 30, 2006. The interest rates on newly originated real estate loans averaged 6.50% during the fourth quarter of 2006, compared to an average rate on loans repaid of 6.01% during the period. In addition, during the quarter ended December 31, 2006, the Company received returns of approximately $500,000, or 27%, on its approximately $7.0 million in equity investments, which helped the overall yield on interest earning assets during the period. Excluding the effects of both prepayment fee income and equity returns, the yield on interest earning assets increased 2 basis points, from 5.59% during the September 2006 quarter to 5.61% during the December 2006 quarter.

As a result of promotional activities during the fourth quarter of 2006, deposits increased $77.8 million, reflecting increases of $40.1 million in non-certificate (mainly money market) deposits and $37.8 million in certificates of deposit.

Average deposits per branch approximated $96 million at December 31, 2006, unchanged from the December 2005 quarter and up from the $92 million average at September 30, 2006. The loan-to-deposit ratio was 135% at December 31, 2006, compared to 136% at December 31, 2005 and 137% at September 30, 2006. The increase in average deposits per branch and the decrease in the loan-to-deposit ratio during the December 2006 quarter compared to the September 2006 quarter resulted from the $77.8 million growth in deposits during the period. Core deposits comprised 47% of total deposits at both December 31, 2006 and September 30, 2006, core deposits decreased slightly from the 49% level at December 31, 2005 as a result of the $86.1 million growth in certificates of deposit from December 31, 2005 through December 31, 2006.

Non-interest income, excluding gains or losses on the sale of assets, totaled $2.3 million during the quarter ended December 31, 2006, relatively constant from both the December 2005 and September 2006 quarters.

The Company sold loans to Fannie Mae totaling $5.0 million, $23.2 million and $92.3 million, recording gains of $84,000, $353,000 and $779,000, during the quarters ended December 31, 2006, December 31, 2005 and September 30, 2006, respectively. Each of the loans sold during these periods was designated for sale upon origination. The loans sold during the quarter ended December 31, 2006 had a weighted average term to the earlier of maturity or next repricing of 18.0 years.

Non-interest expense totaled $10.4 million during the quarter ended December 31, 2006, relatively flat from the December 2005 quarter and down $240,000, or 2.3%, from the September 2006 quarter.

Non-interest expense to average assets was 1.32% in the December 2006 quarter, compared to 1.30% for the quarter ended December 31, 2005, and 1.37% for the quarter ended September 2006. The decline from the September 2006 quarter to the December 2006 quarter resulted from the $240,000 decrease in non-interest expense during the period.

The effective tax rate was 36.8% for the quarter ended December 31, 2006, 35.9% for the quarter ended September 30, 2006 and 36.2% for the quarter ended December 31, 2005. The effective tax rate is expected to approximate 36.0% for the year ending December 31, 2007.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $123.8 million during the quarter ended December 31, 2006. The average rate on total loan originations during the quarter was 6.50%, compared to 5.98% during the quarter ended December 31, 2005 and 6.58% during the quarter ended September 30, 2006. Commercial real estate originations, which possess higher interest rates, equaled $16.0 million, or 13% of total real estate loan originations, during the December 2006 quarter, compared to $33.3 million, or 19% of total real estate loan originations, during the quarter ended September 30, 2006. Commercial real estate represented 25% of the gross loan portfolio at December 31, 2006, compared with 22% as of December 31, 2005.

Real estate loan prepayment and amortization during the December 2006 quarter approximated 9% of the loan portfolio on an annualized basis, down from 12% during the December 2005 quarter and 15% during the September 2006 quarter. The average interest rate on real estate loan prepayment and amortization during the most recent quarter was 6.01%.

Non-performing loans were $3.6 million at December 31, 2006, representing only 0.13% of total loans.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at December 31, 2006 was $290.6 million, or 9.16% of total assets, compared to $295.7 million, or 9.43% of total assets, at September 30, 2006. The majority of the decline during the fourth quarter resulted from a $3.8 million increase in the other comprehensive loss that resulted from the adoption of a new accounting standard related to retirement and other defined benefit plans. After outlays for dividends paid to shareholders and share repurchases, by the end of 2006 the Company’s tangible equity declined slightly to $241.8 million, compared to $243.4 million at September 30, 2006. The quarterly cash dividend paid in November 2006 represented a payout ratio of 82% of fourth quarter 2006 earnings. At December 31, 2006, tangible stockholders’ equity was 7.74% of tangible assets and the tangible book value per share was $6.63.

During the quarter ended December 31, 2006, the return on average stockholders’ equity was 8.1%, the return on average tangible equity was 9.8%, and the cash return on average tangible equity was 10.1%.

During the fourth quarter of 2006, the Company repurchased into treasury 209,332 shares, or 0.6%, of its common stock outstanding at September 30, 2006. As of December 31, 2006, the Company had an additional 1,686,610 shares remaining eligible for repurchase under its eleventh stock repurchase program, approved in December 2005.

OUTLOOK

At present, the overall yield on the Company's interest-earning assets is rising (excluding the effects of prepayment fee income). The average yield on interest earning assets, excluding the effects of prepayment fee income and fourth quarter 2006 equity returns, rose on a linked quarter basis, from 5.59% to 5.61%.

The cost of deposits rose from 3.10% during the September 30, 2006 quarter to 3.35% during the December 2006 quarter. This trend is likely to continue during the first quarter of 2007. The rising cost of deposits is due to a combination of repricing lower rate deposits already on the books, plus the cost of attracting new deposits.

Prepayment and amortization rates, which approximated 12% during 2006, are expected to remain in the 10% to 12% range during 2007.  At December 31, 2006, the real estate loan commitment pipeline approximated $68.9 million, with a weighted average interest rate of 6.36%, including $12.2 million of loan commitments intended for sale to Fannie Mae.

Operating expenses are expected to be approximately $10.9 million in the first quarter of 2007. Share repurchases are expected to be in line with recent practices. The Company is positioned, however, to be opportunistic in the purchase of its own shares should conditions warrant. Based on this outlook, the Company now expects first quarter 2007 earnings per diluted share to be in the range of $0.15 to $0.17.

Mr. Palagiano stated, “It appears that deposit costs are leveling off, barring any additional Fed tightening. With a strong capital base and a low level of nonperforming assets, we continue to preserve future profitability without accepting undue risk to our asset quality.”

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company") has $3.17 billion in consolidated assets as of December 31, 2006, and is the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"). The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-one branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

- Tables to follow -

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31,
	2006	December 31,
	(Unaudited)	2005
ASSETS:
Cash and due from banks	$ 26,264	$ 40,199
Investment securities held to maturity	235	455
Investment securities available for sale	29,548	44,832
Mortgage-backed securities available for sale	154,437	193,453
Federal funds sold and other short-term assets	78,752	60,014
Real Estate Loans:
One-to-four family and cooperative apartment	153,847	145,754
Multifamily and underlying cooperative	1,855,106	1,873,940
Commercial real estate	666,927	576,561
Construction and land acquisition	23,340	12,098
Unearned discounts and net deferred loan fees	1,048	501
Total real estate loans	2,700,268	2,608,854
Other loans	2,205	2,341
Allowance for loan losses	(15,514)	(15,785)
Total loans, net	2,686,959	2,595,410
Loans held for sale	1,200	900
Premises and fixed assets, net	22,886	16,527
Federal Home Loan Bank of New York capital stock	31,295	29,917
Goodwill	55,638	55,638
Other assets	86,163	88,881
TOTAL ASSETS	$ 3,173,377	$ 3,126,226
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking, NOW and Super NOW	$130,734	$135,698
Savings	298,522	335,527
Money Market	514,607	464,962
Sub-total	943,863	936,187
Certificates of deposit	1,064,669	978,585
Total Due to Depositors	2,008,532	1,914,772
Escrow and other deposits	46,373	47,518
Securities sold under agreements to repurchase	120,235	205,455
Federal Home Loan Bank of New York advances	571,500	531,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	38,941	38,102
TOTAL LIABILITIES	2,882,746	2,834,512
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,862,867 shares and 50,633,881 shares issued at December 31, 2006 and December 31, 2005, respectively, and 36,456,354 shares and 36,956,907 shares outstanding at December 31, 2006 and December 31, 2005, respectively)	509	506
Additional paid-in capital	206,601	204,083
Retained earnings	285,420	274,579
Unallocated common stock of Employee Stock Ownership Plan	(4,395)	(4,627)
Unearned common stock of Recognition and Retention Plan	(3,452)	(2,979)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,941)
Treasury stock (14,406,513 shares and 13,676,974 shares at December 31, 2006 and December 31, 2005, respectively)	(179,011)	(168,579)
Accumulated other comprehensive loss, net	(7,100)	(3,328)
TOTAL STOCKHOLDERS' EQUITY	290,631	291,714
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,173,377	$3,126,226

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Interest income:
Loans secured by real estate	$38,705	$39,122	$37,765	$155,510	$148,442
Other loans	49	47	40	190	214
Mortgage-backed securities	1,586	1,666	1,929	6,850	11,699
Investment securities	872	454	640	2,277	2,602
Other	1,921	1,384	1,684	5,983	6,755
Total interest income	43,133	42,673	$42,058	170,810	169,712
Interest expense:
Deposits and escrow	16,590	15,019	10,802	56,659	41,058
Borrowed funds	9,071	8,948	9,327	36,681	36,283
Total interest expense	25,661	23,967	20,129	93,340	77,341
Net interest income	17,472	18,706	21,929	77,470	92,371
Provision for loan losses	60	60	160	240	340
Net interest income after
provision for loan losses	17,412	18,646	21,769	77,230	92,031

Non-interest income:
Service charges and other fees	1,525	1,507	1,484	5,985	5,967
Net gain (loss) on sales and redemptions of assets	84	779	353	3,057	(4,252)
Other	793	849	771	3,348	3,436
Total non-interest income	2,402	3,135	2,608	12,390	5,151
Non-interest expense:
Compensation and benefits	5,753	6,006	5,659	23,432	22,949
Occupancy and equipment	1,466	1,504	1,391	5,762	5,393
Core deposit intangible amortization	-	-	-	-	48
Other	3,161	3,110	3,265	12,782	12,352
Total non-interest expense	10,380	10,620	10,315	41,976	40,742

Income before taxes	9,434	11,161	14,062	47,644	56,440
Income tax expense	3,469	4,002	5,083	17,052	20,230

Net Income	$5,965	$7,159	$8,979	$30,592	$36,210

Earnings per Share:
Basic	$0.17	$0.21	$0.26	$0.88	$1.03
Diluted	$0.17	$0.20	$0.25	$0.87	$1.02

Average common shares outstanding for Diluted EPS	34,873,327	35,028,903	35,303,451	35,118,128	35,560,446

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage-backed securities) during the period.

Core cash earnings and related data are also "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented. Tangible equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision. Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels. A reconciliation between GAAP and tangible equity can be found in the Company's audited financial statements for the year ended December 31, 2005

The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Net income as reported	$ 5,965	$ 7,159	$ 8,979	$ 30,592	$ 36,210
Pre-tax net (gain) loss on sale of securities and other assets			-	(1,542)	5,176
Pre-tax income from borrowings restructuring	-	(764)	-	(807)	-
Tax effect of adjustments	-	271	-	839	(2,143)
Core Earnings	$ 5,965	$ 6,666	$ 8,979	$ 29,082	$ 39,243
Cash Earnings Additions :
Core Deposit Intangible Amortization	-	-	-	-	48
Non-cash stock benefit plan expense	183	342	260	1,250	1,314
Core Cash Earnings	$ 6,148	$ 7,008	$ 9,239	$ 30,332	$ 40,605
Performance Ratios (Based upon Core Cash Earnings):
Core Cash EPS (Diluted)	$ 0.18	$ 0.20	$ 0.26	$ 0.86	$ 1.14
Core Cash Return on Average Assets	0.78%	0.90%	1.17%	0.97%	1.24%
Core Cash Return on Average Tangible Stockholders' Equity	10.13%	11.55%	15.57%	12.57%	17.40%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.17	$0.20	$0.25	$0.87	$1.02
Return on Average Assets	0.76%	0.92%	1.13%	0.98%	1.11%
Return on Average Stockholders' Equity	8.11%	9.73%	12.38%	10.43%	12.65%
Return on Average Tangible Stockholders' Equity	9.83%	11.80%	15.13%	12.68%	15.51%
Net Interest Spread	1.91%	2.16%	2.59%	2.19%	2.66%
Net Interest Margin	2.34%	2.53%	2.91%	2.60%	2.96%
Non-interest Expense to Average Assets	1.32%	1.37%	1.30%	1.34%	1.24%
Efficiency Ratio	52.45%	50.42%	42.65%	48.36%	40.03%
Effective Tax Rate	36.77%	35.86%	36.15%	35.79%	35.84%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.17	$ 0.19	$ 0.25	$ 0.83	$ 1.10
Core Return on Average Assets	0.76%	0.86%	1.13%	0.93%	1.20%
Core Return on Average Stockholders' Equity	8.11%	9.06%	12.38%	9.92%	13.71%
Core Return on Average Tangible Stockholders' Equity	9.83%	10.99%	15.13%	12.05%	16.81%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.97	$ 8.07	$ 7.89	$ 7.97	$ 7.89
Tangible Book Value Per Share	6.63	6.64	6.47	6.63	6.47

Average Balance Data:
Average Assets	$ 3,145,446	$ 3,107,482	$ 3,166,725	$ 3,126,640	$ 3,276,547
Average Interest Earning Assets	2,992,771	2,960,468	3,011,695	2,978,147	3,125,782
Average Stockholders' Equity	294,385	294,305	290,077	293,199	286,162
Average Tangible Stockholders' Equity	242,652	242,658	237,426	241,301	233,404
Average Loans	2,662,497	2,656,014	2,598,204	2,651,601	2,535,574
Average Deposits	1,963,369	1,920,061	1,949,438	1,931,561	2,080,695

Asset Quality Summary:
Net charge-offs (recoveries)	$ 8	$ -	$ 61	$ 27	$ 45
Nonperforming Loans	3,606	2,889	958	3,606	958
Nonperforming Loans/ Total Loans	0.13%	0.11%	0.04%	0.13%	0.04%
Nonperforming Assets/Total Assets	0.11%	0.09%	0.03%	0.11%	0.03%
Allowance for Loan Loss/Total Loans	0.57%	0.60%	0.60%	0.57%	0.60%
Allowance for Loan Loss/Nonperforming Loans	430.23%	552.30%	1647.70%	430.23%	1647.70%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.74%	7.88%	7.78%	7.74%	7.78%
Tangible Capital Ratio (Bank Only)	9.05%	9.64%	9.84%	9.05%	9.84%
Leverage Capital Ratio (Bank Only)	9.05%	9.64%	9.84%	9.05%	9.84%
Risk Based Capital Ratio (Bank Only)	12.61%	13.61%	14.30%	12.61%	14.30%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	December 31, 2006			September 30, 2006			December 31, 2005
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,660,517	$38,705	5.82%	$2,654,055	$39,122	5.90%	$2,595,998	$37,765	5.82%
Other loans	1,980	49	9.90	1,959	47	9.60	2,206	40	7.25
Mortgage-backed securities	163,072	1,586	3.89	172,116	1,666	3.87	204,259	1,929	3.78
Investment securities	29,678	872	11.75	31,406	454	5.78	49,363	640	5.19
Other short-term investments	137,524	1,921	5.59	100,932	1,384	5.48	159,869	1,684	4.21
Total interest earning assets	2,992,771	$43,133	5.76%	2,960,468	$42,673	5.77%	3,011,695	$42,058	5.59%
Non-interest earning assets	152,675			147,014			155,030
Total assets	$3,145,446			$3,107,482			$3,166,725

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$34,069	$92	1.07%	$33,814	$85	1.00%	$38,899	$98	1.00%
Money Market accounts	491,946	4,152	3.35	455,629	3,228	2.81	481,385	1,902	1.57
Savings accounts	301,348	442	0.58	312,891	493	0.63	338,698	474	0.56
Certificates of deposit	1,042,809	11,904	4.53	1,023,738	11,213	4.35	995,793	8,328	3.32
Total interest bearing deposits	1,870,172	16,590	3.52	1,826,072	15,019	3.26	1,854,775	10,802	2.31
Borrowed Funds	771,152	9,071	4.67	808,278	8,948	4.39	808,429	9,327	4.58
Total interest-bearing liabilities	2,641,324	25,661	3.85%	2,634,350	23,967	3.61%	2,663,204	20,129	3.00%
Checking accounts	93,197			93,989			94,663
Other non-interest-bearing liabilities	116,540			84,838			118,781
Total liabilities	2,851,061			2,813,177			2,876,648
Stockholders' equity	294,385			294,305			290,077
Total liabilities and stockholders' equity	$3,145,446			$3,107,482			$3,166,725
Net interest income		$17,472			$18,706			$21,929
Net interest spread (1)			1.91%			2.16%			2.59%
Net interest-earning assets	$351,447			$326,118			$348,491
Net interest margin (1)			2.34%			2.53%			2.91%
Ratio of interest-earning assets to interest-bearing liabilities			113.31%			112.38%			113.09%

Average deposits (including non-Interest bearing checking accounts)	$ 1,963,369	$ 16,590	3.35%	$ 1,920,061	$ 15,019	3.10%	$ 1,949,438	$ 10,802	2.20%